Exhibit 99.1
March 7, 2011

Contacts:
JOHN H. PELUSI JR.	GREGORY R. CONLEY	MYRA F. MOREN
Chief Executive Officer	Chief Financial Officer	Director, Investor Relations
(412) 281-8714	(412) 281-8714	(713) 852-3500
jpelusi@hfflp.com	gconley@hfflp.com	mmoren@hfflp.com
HFF, Inc. reports fourth quarter and full year 2010 financial and transaction production results
PITTSBURGH, PA — HFF, Inc. (NYSE: HF) reported today its financial and production volume results for the fourth quarter and full year 2010. HFF, Inc. (the Company), through its Operating Partnerships, Holliday Fenoglio Fowler, L.P. (HFF LP) and HFF Securities L.P. (HFF Securities and, collectively with HFF LP, the Operating Partnerships), is one of the leading providers of commercial real estate and capital markets services to the U.S. commercial real estate industry based on transaction volume and is one of the largest full-service commercial real estate financial intermediaries in the country.
Consolidated Earnings
Fourth Quarter Results
     The Company’s fourth quarter of 2010 total revenues of $48.9 million were approximately $21.7 million, or approximately 80%, higher than its fourth quarter of 2009 total revenues of $27.2 million. The Company generated operating income of $5.3 million for the fourth quarter of 2010, an increase of approximately $2.1 million, or 66.7%, when compared to 2009’s fourth quarter operating income of $3.2 million. This improvement in operating income is primarily attributable to the increase in production volumes and related revenue in nearly all of the Company’s capital markets services platforms, offset by an increase in the Company’s costs of services that are directly attributable to the higher capital markets services revenues, and an increase in operating, administrative and other costs including the special bonuses as well as the omnibus awards, both of which are described in further detail below in a separate section of this earnings release.

HFF reports fourth quarter and full year 2010 financial results

     Interest and other income, net, totaled $2.2 million in the fourth quarter of 2010, a decrease of approximately $1.0 million, or approximately 30.7%, compared to $3.1 million in the fourth quarter of 2009. This was a result of decreased income recognized on the Company’s initial recording of mortgage servicing rights as well as decreased other income earned in connection with the Company’s Freddie Mac Program Plus® Seller Servicer business.
     The Company recorded income tax expense of $2.7 million in the fourth quarter of 2010, compared to $1.1 million in the fourth quarter of 2009. The increase in income tax expense in the fourth quarter of 2010 is primarily due to the higher income before income taxes in the fourth quarter of 2010 compared to the fourth quarter of 2009.
     The Company reported net income attributable to controlling interest for the fourth quarter of 2010 of $4.3 million (after a downwards adjustment of approximately $0.5 million to reflect the impact of the noncontrolling ownership interest of HFF Holdings LLC (Holdings) in the Operating Partnerships) compared with net income attributable to controlling interest of $1.5 million for the fourth quarter of 2009 (after a downwards adjustment of $3.8 million to reflect the impact of the noncontrolling ownership interest of Holdings in the Operating Partnerships). Net income attributable to Class A common stockholders for the fourth quarter of 2010 was $4.3 million, or $0.12 per diluted share compared to a net income of $1.5 million, or $0.09 per diluted share in the fourth quarter of 2009.
     EBITDA (a non-GAAP measure whose reconciliation to net income can be found within this release) for the fourth quarter of 2010 was $8.4 million, which represents an increase of $1.0 million or 13.5% as compared to $7.4 million in the fourth quarter of 2009. This increase is primarily attributable to the increase in operating income as discussed above.
Full Year Results
     The Company reported total revenues of $140.0 million for the year ended December 31, 2010, which represents an increase of $62.5 million, or 80.7%, compared to the $77.5 million of total revenues for the year ended December 31, 2009.

HFF reports fourth quarter and full year 2010 financial results

     For the full year 2010, the Company had operating income of $15.4 million compared to an operating loss of $3.9 million for the full year 2009, representing an increase of $19.3 million compared to the full year 2009 operating income. This improvement in operating income is primarily attributable to the increase in production volumes and related revenue in nearly all of the Company’s capital markets services platforms, offset by an increase in the Company’s costs of services that are directly attributable to the higher capital markets services revenues, and an increase in operating, administrative and other costs including the special bonuses as well as the omnibus awards, both of which are described in further detail below in a separate section of this earnings release.
     Interest and other income, net, totaled $9.5 million for the full year 2010, an increase of $3.1 million, or approximately 47.5%, compared to $6.4 million for the full year 2009. This was primarily the result of increased income earned in connection with the Company’s Freddie Mac Program Plus® Seller Servicer business.
     Income tax expense for the year ended December 31, 2010 was approximately $8.6 million, compared to approximately $2.2 million of income tax expense for the same period in 2009. This increase is primarily attributable to higher pre-tax book income.
     The Company reported net income attributable to controlling interest of $10.9 million for the year ended December 31, 2010 (after a downwards adjustment to the full year results of $6.1 million to reflect the impact of the noncontrolling ownership interest of Holdings in the Operating Partnerships), compared with a net loss attributable to controlling interest of $0.8 million for the same full year period in 2009 (after a downward adjustment to the full year results of approximately $2.5 million to reflect the impact of the noncontrolling ownership interest of Holdings in the Operating Partnerships). Net income attributable to Class A common stockholders for the year ended December 31, 2010 was $0.40 per diluted share as compared to the net loss attributable to Class A common stockholders of $0.05 per diluted share for the full year 2009.
     EBITDA was approximately $29.3 million for the year ended December 31, 2010, an increase of approximately $21.4 million, compared to $7.9 million for the same period in the prior year. This increase is primarily attributable to the increase in operating income as discussed above.

HFF reports fourth quarter and full year 2010 financial results

Special Bonuses and Omnibus Awards
     On December 14, 2010, the Compensation Committee of the Board of Directors of the Company (the Compensation Committee) approved special bonuses to certain members of management of the Company’s Operating Partnerships, including office heads, lines of business leaders, and operating committee members in recognition of their exceptional management performance during the full year 2010. The special bonuses included cash payments in the amount of approximately $2.3 million, which amount was included in the operating expenses for the fourth quarter of 2010. The impact of these special bonuses was a decrease in reported operating income and EBITDA for the fourth quarter and for the full year 2010 by $2.3 million. The special bonuses also decreased net income for the fourth quarter and full year 2010 by approximately $0.03 and $0.04 per diluted share, respectively. Since the Company’s inception, the Company had not previously approved or paid bonuses similar to the special bonuses.
     In addition, on December 14, 2010, the Compensation Committee granted cash and restricted stock awards (the Omnibus Awards) to certain members of the management and other employees of the Operating Partnerships, including executive officers of the Company, related to the past performance of said individuals, pursuant to the Company’s 2006 Omnibus Incentive Compensation Plan. Eleven of the award recipients, including John H. Pelusi, Jr., HFF, Inc.’s chief executive officer, declined to accept the offered award and recommended to the Compensation Committee that the amount of the declined awards be reallocated for awards to certain individuals identified as potential future leaders of the Company. The awards granted by the Compensation Committee under the Omnibus Awards included both cash and restricted stock awards, which are subject to the terms and conditions set forth in the respective grant letters, including vesting schedules. Included in operating expenses for the fourth quarter of 2010 was approximately $2.2 million related to the Omnibus Awards granted by the Compensation Committee. The impact of the Omnibus Awards was a decrease in reported operating income and EBITDA for the fourth quarter and for the full year 2010 by $2.2 million. The Omnibus Awards also decreased net income for the fourth quarter and full year 2010 by approximately $0.03 and $0.04 per diluted share, respectively.

HFF reports fourth quarter and full year 2010 financial results

     The combined impact of the special bonuses and the Omnibus Awards was a decrease in reported operating income and EBITDA for the fourth quarter and for the full year 2010 by $4.5 million. The combined impact of the special bonuses and the Omnibus Awards also decreased net income for the fourth quarter and full year 2010 by approximately $0.06 and $0.08 per diluted share, respectively.
HFF, Inc.
Consolidated Operating Results
(dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended Dec. 31,		For the Year Ended Dec. 31,
	2010	2009	2010	2009
Revenue	$48,936	$27,203	$139,972	$77,476

Operating expenses:
Cost of services	27,992	14,854	80,050	47,923
Operating, administrative and other	14,729	8,261	40,902	29,944
Depreciation and amortization	910	906	3,655	3,523

Total expenses	43,631	24,021	124,607	81,390

Operating income (loss)	5,305	3,182	15,365	(3,914)

Interest and other income, net	2,155	3,109	9,487	6,431
Interest expense	(13)	(46)	(64)	(419)
Decrease in payable under the tax receivable agreement (2)	15	195	813	1,889

Income before income taxes	7,462	6,440	25,601	3,987

Income tax expense	2,704	1,135	8,612	2,208

Net income	4,758	5,305	16,989	1,779

Net income attributable to noncontrolling interest (1)	478	3,775	6,098	2,531

Net income (loss) attributable to controlling interest	$4,280	$1,530	$10,891	$(752)

Earnings per share — basic	$0.12	$0.09	$0.40	$(0.05)
Earnings per share — diluted	$0.12	$0.09	$0.40	$(0.05)

EBITDA	$8,385	$7,392	$29,320	$7,929

Production Volume and Loan Servicing Summary
     The reported volume data presented below is provided for informational purposes only, is unaudited and is estimated based on the Company’s internal database.
Fourth Quarter Production Volume Results
     Beginning in 2008 and continuing into the fourth quarter of 2009, the U.S. commercial real estate sector experienced a significant downturn in the number of transactions relative to prior periods from 2001 through 2007 due to adverse conditions in the global capital markets and economies, especially in the U.S.

HFF reports fourth quarter and full year 2010 financial results

While the Company experienced a significant increase in both the number of transactions and transaction volumes during the fourth quarter and the full year 2010 compared to the same periods in 2009, these adverse conditions negatively impacted the Company’s production volumes relative to its historic production volumes in periods prior to 2008, before these adverse conditions began to unfold.
     Production volume for the fourth quarter of 2010 totaled approximately $6.2 billion on 261 transactions, compared to fourth quarter of 2009 production volume of approximately $3.3 billion on 145 transactions, representing increases of approximately 88.4% in production volume and 80.0% in the number of transactions over the previous year’s comparable quarter. The average transaction size for the fourth quarter of 2010 was approximately $23.8 million, which was 4.6% higher than the $22.8 million in the fourth quarter of 2009.
•	Debt Placement production volume was approximately $3.9 billion in the fourth quarter of 2010, representing a 93.2% increase from fourth quarter of 2009 volume of approximately $2.0 billion.

•	Investment Sales production volume was approximately $1.8 billion in the fourth quarter of 2010, representing a 64.9% increase from fourth quarter of 2009 volume of $1.1 billion.

•	Structured Finance production volume was approximately $120.9 million in the fourth quarter of 2010, representing an increase of 363% from the fourth quarter of 2009 volume of approximately $26.1 million.

•	Loan Sales production volume was approximately $303.4 million for the fourth quarter of 2010, representing an increase of 170.9% from the fourth quarter of 2009 volume of $112.0 million.

•	The amount of active private equity discretionary fund transactions on which HFF Securities has been engaged and may recognize additional future revenue was approximately $1.8 billion at the end of the fourth quarter of 2010 compared to approximately $1.6 billion at the end of fourth quarter of 2009, representing an increase of 13.5%.

•	The principal balance of HFF’s Loan Servicing portfolio decreased less than 1.0% to approximately $25.1 billion at the end of the fourth quarter of 2010 from approximately $25.3 billion at the end of the fourth quarter of 2009.

HFF reports fourth quarter and full year 2010 financial results

	Unaudited Production Volume by Platform
	(dollars in thousands)
	For the Three Months Ended December 31,
By Platform	2010		2009
		# of		# of
	Production Volume	Transactions	Production Volume	Transactions
Debt Placement	$3,946,201	172	$2,042,727	92
Investment Sales	1,848,049	68	1,120,585	37
Structured Finance	120,946	13	26,120	11
Loan Sales	303,381	8	111,994	5

Total Transaction Volume	$6,218,577	261	$3,301,426	145

Average Transaction Size	$23,826		$22,768

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans
Private Equity Discretionary Funds	$1,807,500		$1,593,000
Loan Servicing Portfolio Balance	$25,107,766	2,019	$25,275,909	2,043
Full Year Production Volume Results
     Production volume for the full year totaled approximately $19.5 billion on 689 transactions compared to full year 2009 production volume of approximately $8.5 billion on 401 transactions, representing an increase of approximately 128.5% in production volume and 71.8% in the number of transactions from the previous year. The average transaction size for the full year 2010 was approximately $28.3 million, which was 33.0% higher than the average of $21.3 million in 2009. A portion of the 128.5% increase in production volume was achieved due to one unusually large investment sales portfolio, and the related debt placement for the buyer of the portfolio, and one unusually large investment sale and related debt placement transaction that closed during 2010. If these large transactions were excluded, the Company’s production volume would have still increased by 92.1% and the Company’s average transaction size for the full year would have been approximately $23.8 million, or approximately 11.8% higher than the full year of 2009 average transaction size.
•	Debt Placement production volume was approximately $10.7 billion in 2010, representing an 88.5% increase over 2009 volume of approximately $5.7 billion.

•	Investment Sales production volume was approximately $7.6 billion in 2010, representing a 211.9% increase over 2009 volume of $2.4 billion.

HFF reports fourth quarter and full year 2010 financial results

•	Structured Finance production volume was approximately $309.1 million in 2010, representing an increase of 84.3% over 2009 volume of approximately $167.7 million.

•	Loan Sales production volume was approximately $886.6 million for 2010, representing an increase of 267.8% over 2009 volume of $241.1 million.

•	The amount of active private equity discretionary fund transactions on which HFF Securities has been engaged and may recognize additional future revenue at the end of 2010 was approximately $1.8 billion compared to approximately $1.6 billion at the end of 2009, representing an increase of 13.5%.

•	The principal balance of HFF’s Loan Servicing portfolio decreased less than 1.0% to approximately $25.1 billion at the end of 2010 from approximately $25.3 billion at the end of 2009.

	Unaudited Production Volume by Platform
	(dollars in thousands)
	For the Twelve Months Ended December 31,
By Platform	2010		2009
		# of		# of
	Production Volume	Transactions	Production Volume	Transactions
Debt Placement	$10,738,762	434	$5,697,185	282
Investment Sales	7,550,290	182	2,420,939	75
Structured Finance	309,119	42	167,693	26
Loan Sales	886,555	31	241,068	18

Total Transaction Volume	$19,484,726	689	$8,526,885	401

Average Transaction Size	$28,280		$21,264

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans
Private Equity Discretionary Funds	$1,807,500		$1,593,000
Loan Servicing Portfolio Balance	$25,107,766	2,019	$25,275,909	2,043
Business Comments
     HFF’s total employment was 427 as of December 31, 2010, which represents a net increase of 51, or approximately 13.6%, from the total employment of 376 as of December 31, 2009. The employment level increase from December 31, 2009 is partially due to the strategic addition of two new investment sales teams located in New Jersey and Orange County, California as well as the organic growth and/or individual recruitment of 7 producers during the year, as the Company continued to take advantage of strategic opportunities to continue to serve its clients and grow its market share. The total number of producers as of

HFF reports fourth quarter and full year 2010 financial results

December 31, 2010 was 171 compared to 159 as of December 31, 2009. The above total employment and total number of producers do not reflect the additions of two investment sales producers in the Company’s San Francisco office nor the opening of the Company’s 18th office in Austin, Texas, both of which additions occurred in January 2011.
     “During the course of 2010, we continued to see improvements in certain sectors of the U.S. commercial real estate capital markets, especially in the public markets due primarily to the continued and unprecedented quantitative easing by the U.S. Federal Reserve. These improved conditions in the public markets coupled with a slowly improving economy led to continued improvements in certain sectors of the private debt and equity markets for select commercial real estate transactions, especially core properties in the major tier one markets and distressed commercial real estate assets in select major markets, especially when compared to 2009. As evidenced by our transaction activity in the fourth quarter and for the full year 2010, when compared to the reported national transaction activity for investments sales and debt originations for the comparable periods, we believe we were able to grow our market share while maintaining strong EBITDA margins and further strengthening our balance sheet and cash position,” said John H. Pelusi, Jr., HFF, Inc.’s chief executive officer.
     “That said, there are a number of possible headwinds that have the potential to negatively impact the improving conditions in the economy, the capital markets and the commercial real estate markets, especially in the U.S. Global issues such as Europe’s Sovereign debt issues and social unrest in the Middle East, coupled with domestic issues such as federal, state and local budget deficits and the stubbornly high unemployment levels, individually or collectively have the potential to dampen the continuation of the improving economic and capital market conditions we have witnessed during 2010. Generally speaking, the U.S. commercial real estate property level fundamentals, while somewhat improved in select property types and select markets, remain challenged. Given that property level fundamentals have historically lagged the U.S. economy, we expect to see them remain challenged for select property types and markets throughout 2011 and possibly beyond. The aforesaid headwinds and property level fundamentals have the potential to adversely impact transaction volumes relative to historical norms in the U.S,” said Mr. Pelusi.

HFF reports fourth quarter and full year 2010 financial results

     “We believe we are very well positioned to not only weather these challenges if they materialize, and if they do not materialize, to continue to take advantage of the improvements we have recently seen given our strong balance sheet and our experienced transaction professionals coupled with our demonstrated disciplined approach to managing and growing our business. As part of our disciplined approach to managing our business, at the end of 2010 we created a new Leadership Team to replace our Operating Committees. This Leadership Team is comprised of 41 of our top leaders consisting of all of our lines of business and property specialties, all of our office heads and a new four person Executive Committee. We believe this will provide us with an enhanced management structure and additional capacity to further strategically grow our business and allow us to better identify future leaders of our business, assuming we can continue to retain and attract the highest quality individuals who ascribe to our culture, business practices and work ethic,” said Mr. Pelusi.
     “Finally, we believe our 171 transaction professionals who have an average tenure of 17 years in the commercial real estate industry coupled with our enhanced disciplined management oversight, will continue to enable us to assist our clients navigate these ever changing and inefficient capital market conditions to profitably take advantage of all opportunities created in times such as these. We remain grateful to our clients who continue to show their confidence in our ability to create and execute winning strategies and solutions for them. We would like to also thank our associates who continue to demonstrate their ability to quickly adapt, innovate and share their collective knowledge from each transaction to provide superior value-added services to our clients,” added Mr. Pelusi.
Non-GAAP Financial Measures
     This earnings press release contains a non-GAAP measure, EBITDA, which as calculated by the Company is not necessarily comparable to similarly titled measures reported by other companies. Additionally, EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP. For a description of the Company’s use of EBITDA and a reconciliation of EBITDA with net income attributable to controlling interest, see the section of this press release titled “EBITDA Reconciliation.”

HFF reports fourth quarter and full year 2010 financial results

Earnings Conference Call
     The Company’s management will hold a conference call to discuss fourth quarter and full year 2010 financial results on Tuesday, March 8th, at 8:30 a.m. Eastern Time. To listen, participants should dial 866-314-4483 in the U.S and 617-213-8049 for international callers approximately 10 minutes prior to the start of the call and enter participant code 31419844. A replay will become available after 11:30 a.m. Eastern Time on March 8th and will continue through April 8, 2011, by dialing 888-286-8010 (U.S. callers) and 617-801-6888 (international callers) and entering participant code 23674487.
     The live broadcast of the Company’s quarterly conference call will be available online on its website at www.hfflp.com on Tuesday, March 8th, beginning at 8:30 a.m. Eastern Time. The broadcast will be available on the Company’s website for one month. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.
About HFF, Inc.
     Through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., the Company operates out of 18 offices nationwide and is one of the leading providers of commercial real estate and capital markets services, by transaction volume, to the U.S. commercial real estate industry. The Company offers clients a fully integrated national capital markets platform including debt placement, investment sales, structured finance, private equity, investment banking and advisory services, loan sales and commercial loan servicing.
Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about the Company’s beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the current conditions in the global markets and, in particular, the

HFF reports fourth quarter and full year 2010 financial results

U.S. debt markets; (2) the Company’s ability to retain and attract transaction professionals; (3) the Company’s ability to retain its business philosophy and partnership culture; (4) competitive pressures;(5) the Company’s ability to integrate and sustain its growth; and (6) other factors discussed in the Company’s public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.
Additional information concerning factors that may influence HFF, Inc.’s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.
HFF, Inc.
Consolidated Balance Sheets (1)
(dollars in thousands)
(Unaudited)

	December 31,	December 31,
	2010	2009
ASSETS
Cash, cash equivalents and restricted cash	$73,419	$41,074
Accounts receivable, receivable from affiliate and prepaids	2,397	2,069
Mortgage notes receivable	74,594	38,800
Property, plant and equipment, net	3,558	4,171
Deferred tax asset, net (2)	164,253	124,079
Intangible assets, net	14,225	13,039
Other noncurrent assets	704	412

	$333,150	$223,644

LIABILITIES AND STOCKHOLDERS EQUITY
Warehouse line of credit	$74,594	$38,800
Accrued compensation, accounts payable, payable to affiliate and other current liabilities	18,605	8,751
Long-term debt (includes current portion)	304	275
Deferred rent credit and other liabilities	2,897	3,292
Payable under the tax receivable agreement (2)	147,067	105,521

Total liabilities	243,467	156,639
Class A Common Stock, par value $0.01 per share, 175,000,000 shares authorized, 34,829,382 and 17,183,232 shares outstanding, respectively	348	172
Class B Common Stock, par value $0.01 per share, 1 share authorized, 1 share issued and outstanding	—	—
Additional paid in capital (2)	62,485	28,498
Treasury stock	(396)	(173)
Retained earnings	22,895	12,004

Total stockholders’ equity	85,332	40,501
Noncontrolling interest (2)	4,351	26,504

Total equity	89,683	67,005

	$333,150	$223,644

Notes
(1) The noncontrolling interest adjustment on the consolidated financial statements of HFF, Inc. relates to the ownership interest of Holdings in the Operating Partnerships as a result of the initial public offering and after

HFF reports fourth quarter and full year 2010 financial results giving effect to the partnership units held by Holdings that have been subsequently exchanged for shares of Class A common stock of HFF, Inc. As the sole stockholder of Holliday GP (the sole general partner of the Operating Partnerships), the Company operates and controls all of the business and affairs of the Operating Partnerships. The Company consolidates the financial results of the Operating Partnerships, and the ownership interest of Holdings in the Operating Partnerships is reflected as a noncontrolling interest in HFF, Inc.’s consolidated financial statements. The noncontrolling interest presented in the Company’s Consolidated Operating Results is calculated based on the income from the Operating Partnerships.
(2) During the year ending December 31, 2010, Holdings exercised its exchange right under the Company’s amended and restated certificate of incorporation and exchanged 17,574,374 units in each of the Operating Partnerships for 17,574,374 shares of HFF, Inc.’s Class A common stock. As in the past, the Company intends to make an election under Section 754 of the Internal Revenue Code, which allows for the step-up in basis of the Operating Partnerships assets to fair market value at the time of the exchanges. As a result of this increase in tax basis, the Company is entitled to additional future tax benefits of approximately $49.8 million and has recorded this amount as a deferred tax asset on its consolidated balance sheet. The Company is obligated, however, pursuant to its tax receivable agreement with Holdings, to pay to Holdings 85% of the amount of cash savings, if any, in U.S. federal, state and local taxes that the Company actually realizes as a result of the increases in tax basis and as a result of certain other tax benefits arising from the Company entering into the tax receivable agreement and making payments under that agreement. Therefore, the Company increased its payable under the tax receivable agreement by approximately $42.4 million. Additionally, due to the exchange transactions that occurred during the year ended December 31, 2010, the Company acquired an additional 47.8% in the Operating Partnerships and therefore the Company increased its Class A common stock at par value by $0.2 million and increased its additional paid in capital by $27.0 million while decreasing the noncontrolling interest by $27.2 million to reflect the ownership change. As of December 31, 2010, the Company owned 94.2% of the Operating Partnerships.

HFF reports fourth quarter and full year 2010 financial results

EBITDA Reconciliation
     The Company defines EBITDA as net income (loss) attributable to controlling interest before interest expense, income taxes, depreciation and amortization and income reported to the noncontrolling interest. The Company uses EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use EBITDA as a supplemental measure to evaluate its overall operating performance. However, EBITDA has material limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes. Note that the Company classifies the interest expense on its warehouse lines of credit as an operating expense and, accordingly, it is not eliminated from net income in determining EBITDA. In addition, note that the Company includes in net income the income upon the initial recognition of mortgage servicing rights and, accordingly, it is included in net income in determining EBITDA. The items that the Company has eliminated from net income in determining EBITDA are interest expense, income taxes, depreciation of fixed assets and amortization of intangible assets and noncontrolling interest. Some of these eliminated items are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs. Any measure that eliminates components of the Company’s capital structure and costs associated with carrying significant amounts of fixed assets on its balance sheet has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on EBITDA as a performance measure and also considers its GAAP results. EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Because EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

HFF reports fourth quarter and full year 2010 financial results

     Set forth below is an unaudited reconciliation of consolidated net income (loss) attributable to controlling interest to EBITDA for the Company for the three and twelve months ended December 31:
EBITDA for the Company is calculated as follows:
(dollars in thousands)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net income (loss) attributable to controlling interest	$4,280	$1,530	$10,891	$(752)
Add:
Interest expense	13	46	64	419
Income tax expense	2,704	1,135	8,612	2,208
Depreciation and amortization	910	906	3,655	3,523
Net income attributable to noncontrolling interest	478	3,775	6,098	2,531

EBITDA	$8,385	$7,392	$29,320	$7,929

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